SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUINENCO S.A.

By: /s/ Luis Fernando Antunez

Name: Luis Fernando Antunez

Title: Authorized Representative

Dated: October 24, 2002